Exhibit 5.1

Jinxin Technology Holding Company Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands 16 April 2024 Dear Sirs	Campbells Registered Foreign Law Firm 3002-04, 30/F Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong
D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
Our Ref: JSN/00528-41598 Your Ref:
CAYMAN | BVI | HONG KONG

Jinxin Technology Holding Company

We have acted as Cayman Islands counsel to Jinxin Technology Holding Company (the “Company”) in connection with the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the initial public offering by the Company of certain American depositary shares (“ADS”) representing the Company’s ordinary shares of par value US$0.00001428571428 per share (the “Shares”) as well as the sale by the Selling Shareholder (as defined in the Registration Statement) of the ADS representing the Company’s ordinary shares of par value US$0.00001428571428 per share (the “Sale Shares”).

We are furnishing this opinion as Exhibit 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 13 August 2015.

1.2	The register of member of the Company maintained at its registered office in the Cayman Islands and provided to us by the registered office provider of the Company dated 12 April 2024 (the “Register of Members”).

1.3	The fifth memorandum and articles of association of the Company as registered or adopted by special resolution passed on 26 September 2018 (the “Memorandum and Articles”).

1.4	The written resolutions of the directors of the Company dated 30 May 2023 (the “30 May 2023 Director Resolutions”).

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Paul Trewartha (Victoria (Australia)), Jane Hale (Queensland (Australia)) and

James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1.5	The written resolutions of the shareholders of the Company dated 30 May 2023 (the “30 May 2023 Shareholder Resolutions”, together with the 30 May 2023 Director Resolutions, the “New Shares Resolutions”).

1.6	The written resolutions of the sole director of the Company dated 31 December 2015 (the “31 Dec 2015 Director Resolutions”).

1.7	The written resolutions of the shareholders of the Company dated 31 December 2015 (the “31 Dec 2015 Shareholder Resolutions”).

1.8	The first amended and restated memorandum and articles of association of the Company adopted on 31 December 2015 (the “First Amended M&A”).

1.9	The instrument of transfer of the Company dated 3 April 2024 in relation to the transfer of the Sale Shares to the Selling Shareholder.

1.10	The written resolutions of the directors of the Company dated 3 April 2024 (the “3 Apr 2024 Director Resolutions”, together with the 31 Dec 2015 Director Resolutions and 31 Dec 2015 Shareholder Resolutions, the “Sale Shares Resolutions”).

1.11	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.12	A certificate of good standing dated 12 April 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.13	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.4	All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of the Selling Shareholder outside the Cayman Islands to ensure the legality, validity and enforceability of the transfer of the Sale Shares to the Selling Shareholder have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 consisting of 3,500,000,000 shares of a par value of US$0.00001428571428 each, of which: (i) 2,786,679,253 are designated as ordinary shares of a par value of US$0.00001428571428 each, (ii) 88,480,000 are designated as Series Seed preferred shares of a par value of US$0.00001428571428 each, (iii) 105,000,000 are designated as Series Angel preferred shares of a par value of US$0.00001428571428 each, (iv) 61,600,000 are designated as Series Pre-A preferred shares of a par value of US$0.00001428571428 each, (v) 186,666,662 are designated as Series A preferred shares of a par value of US$0.00001428571428 each, (vi) 77,777,784 are designated as Series A+ preferred shares of a par value of US$0.00001428571428 each, (vii) 101,111,115 are designated as Series B preferred shares of a par value of US$0.00001428571428 each, and (viii) 92,685,186 are designated as Series C preferred shares of a par value of US$0.00001428571428 each.

3.3	The issue and allotment of the Shares pursuant to the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the New Shares Resolutions and Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The Sale Shares to be offered and sold by the Selling Shareholder have been legally and validly issued and alloted. Based solely upon our review of the Register of Members, the Sale Shares have been fully paid and non-assessable.

3.5	The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

Director’s Certificate

Jinxin Technology Holding Company

Campbells Corporate Services

Limited,

Floor 4, Willow House, Cricket Square, Grand

Cayman KY1-9010, Cayman Islands

To:	Campbells
3002-04, 30/F Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong

Dear Sirs	Date: April 15, 2024

Jinxin Technology Holding Company (the “Company”)

I, JIANG Jun, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.

2	The 30 May 2023 Director Resolutions and 3 Apr 2024 Director Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The 30 May 2023 Shareholders’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect.

4	The 31 Dec 2015 Director Resolutions were duly passed in the manner prescribed in the First Amended M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5	The 31 Dec 2015 Shareholders’ Resolutions were duly passed in the manner prescribed in the First Amended M&A and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 consisting of 3,500,000,000 shares of a par value of US$0.00001428571428 each, of which: (i) 2,786,679,253 are designated as ordinary shares of a par value of US$0.00001428571428 each, (ii) 88,480,000 are designated as Series Seed preferred shares of a par value of US$0.00001428571428 each, (iii) 105,000,000 are designated as series Angel preferred shares of a par value of US$0.00001428571428 each, (iv) 61,600,000 are designated as series Pre-A preferred shares of a par value of US$0.00001428571428 each, (v) 186,666,662 are designated as Series A preferred shares of a par value of US$0.00001428571428 each, (vi) 77,777,784 are designated as series A+ preferred shares of a par value of US$0.00001428571428 each, (vii) 101,111,115 are designated as series B preferred shares of a par value of US$0.00001428571428 each, (viii) 92,685,186 are designated as series C preferred shares of a par value of US$0.00001428571428 each.

5	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the shares or otherwise performing its obligations under the Registration Statement.

6	The directors of the Company at the date of the 30 May 2023 Director Resolutions dated 30 May 2023 and at the date of the 3 Apr 2024 Director Resolutions dated 3 April 2024 were as follow:

JIANG Jun

XU Jin

The sole director of the Company at the date of the 31 Dec 2015 Director Resolutions dated 31 December 2015 was as follow:

XU Jin

7	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in the bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8	The directors or the shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing to the contrary.

[Signature page follows]

Signature:	/s/ JIANG Jun
Name:	JIANG Jun
Title:	Director of Jinxin Technology Holding Company